Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES APPOINTS ALLISON MARINO AS

CHIEF ACCOUNTING OFFICER

WASHINGTON, D.C. – August 11, 2021 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to U.S. Government agencies, today announced that Allison Marino has been appointed Senior Vice President and Chief Accounting Officer of the Company, effective August 9, 2021.

“Allison’s appointment as Senior Vice President and Chief Accounting Officer comes at an exciting time in Easterly’s growth trajectory,” commented Meghan G. Baivier, Easterly’s Chief Financial and Operating Officer. “Allison’s breadth of experience will be instrumental in guiding our accounting team through this growth and progression.”

Prior to joining Easterly, Ms. Marino served as Vice President and Corporate Controller at Carr Properties, a private real estate investment trust focused on the ownership, acquisition and development of office properties. Ms. Marino joined Carr Properties in May 2015 where she was responsible for managing the company’s Accounting and Revenue Recognition departments, including issuance of financial statements in Generally Accepted Accounting Principles and International Financial Reporting Standards. Ms. Marino has over 10 years of experience in the commercial real estate and hospitality industries.

Prior to joining Carr Properties, Ms. Marino served in Marriott International’s Financial Reporting and Analysis group. She began her career at Ernst & Young, LLP in their Real Estate practice.

Ms. Marino received her Bachelor of Science in Business Administration from the University of Pittsburgh, her Master’s in Business Administration from the University of North Carolina and is an active Certified Public Accountant.

About Easterly Government Properties, Inc.

Based in Washington, D.C., Easterly Government Properties, Inc. (NYSE:DEA) focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly Government Properties’ experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “will,” “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited, those risks and uncertainties associated with the Company’s business described from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on February 24, 2021. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations and Operations

202-596-3947

IR@easterlyreit.com